Exhibit 3.2

Description of rights of each class of securities

registered under Section 12 of the Securities and Exchange Act of 1934

ReNew Energy Global Plc (the “Company,” “ReNew Global,” “we,” “us” and “our”) has two classes of securities registered pursuant to Section 12(b) of the Exchange Act, the Company’s Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and the Company’s warrants to purchase Class A Ordinary Shares at a price of $11.50 per 1.0917589 Class A Ordinary Shares (the “Warrants”). ReNew Global’s Class A Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC, or “Nasdaq,” under the trading symbols “RNW” and “RNWWW,” respectively.

Disclosures under the following items are not applicable to ReNew Global and have been omitted: limitations or qualifications (Item 9.A.6 of Form 20-F); limitations on the rights to own shares (Item 10.B.6 of Form 20-F); debt securities (Item 12.A of Form 20-F), other securities (Item 12.C of Form 20-F) and American Depositary Shares (Item 12.D of Form 20-F).

General

We are a public limited company incorporated under the laws of England and Wales (company number 13220321) and our affairs are governed by the ReNew Global Articles, the U.K. Companies Act and English law. We were incorporated as a private limited company in England and Wales on February 23, 2021 and re-registered as a public limited company in England and Wales on May 12, 2021.

In accordance with the articles of association of the Company dated August 20, 2021 (the “ReNew Global Articles”), we can issue, in addition to the shares already in issue, further Class A Ordinary Shares having the rights and entitlements as described in the ReNew Global Articles. The following is a summary of the material provisions of the ReNew Global Articles, as well as the U.K. Companies Act and English law insofar as they relate to the material terms of our Class A Ordinary Shares and Warrants. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. It is subject to and qualified in its entirety by reference to the ReNew Global Articles, which are incorporated by reference as Exhibit 3.1 to the Annual Report on Form 20-F of which this Exhibit 3.2 is a part.

1.
Type and Class of Securities (Item 9.A.5 of Form 20-F)

The respective numbers of Class A Ordinary Shares and Warrants issued and outstanding as of the last day of the year ended March 31, 2023 is given on the cover page of the Annual Report on Form 20-F of which this Exhibit 3.2 is a part and is incorporated hereto by reference.

Subject to the terms of the ReNew Global Articles, any shareholder holding shares in certificated form may transfer all or any of their shares by an instrument of transfer in any usual form or any other form approved by the board of directors of the Company (the “Board” or “ReNew Global Board” or “Board of Directors”). Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

In the case of uncertificated shares, the directors may take such action as they consider appropriate to achieve a transfer. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board may decline to register any transfer of any share:

•
which is not a fully paid share;
•
where the transfer is not lodged, duly stamped, at the registered office or such other place as the directors have appointed;

•
where the transfer is not accompanied by the share certificate to which it relates and such other evidence as the Board may reasonably require to show the transferor’s right to make the transfer;
•
where the Company has a lien on the share;
•
where the transfer is in respect of more than one class of share; or
•
where the number of joint holders to whom the share is to be transferred exceeds four.

If the Board declines to register a transfer, it must return to the transferor the instrument of transfer together with notice of the refusal, unless the Board suspects that the proposed transfer may be fraudulent.

2.
Preemptive Rights (Item 9.A.3 of Form 20-F)

The U.K. Companies Act permits our directors to allot (or grant rights to subscribe for or to convert any security into) shares in the Company only with prior authorization granted by an ordinary resolution of our shareholders (being a resolution passed by a majority of the votes cast) or in the ReNew Global Articles. This authorization must state the aggregate nominal amount of shares that it covers, can be valid up to a maximum period of five years and can be varied, renewed or revoked by shareholders. An exception applies in respect of the allotment of shares in pursuance of an employees’ share scheme (as defined in the U.K. Companies Act).

In addition, subject to certain limited exceptions, the U.K. Companies Act provides shareholders with preemption rights when new ordinary shares in the Company are allotted (or rights to subscribe for, or to convert securities into, such ordinary shares are granted, or such ordinary shares held as treasury shares are sold) wholly for cash. However, it is possible for these preemption rights to be disapplied by the ReNew Global Articles or a special resolution of shareholders (being a resolution passed by at least 75% of the votes cast). Such a disapplication of preemption rights cannot apply for longer than the duration of the authority to allot shares to which it relates.

On August 20, 2021, our shareholders passed resolutions authorizing our directors until August 20, 2026 to allot shares with aggregate nominal values of up to (a) $6,503.02 for the purposes of our Employee 2021 Incentive Award Plan (the “Employee 2021 Plan”), including $30 for our Non-Employee 2021 Incentive Award Plan (the “Non-Employee 2021 Plan”), and (b) $55,000 (which could, for instance, comprise up to 550,000,000 Class A Ordinary Shares) for other allotments, and disapplying preemption rights in respect of allotments under these authorities. At our 2023 annual general meeting, we intend to propose a resolution to renew and vary the authority referred to in (a) above so that it relates to an aggregate nominal value of $8,800.00 and expires on the fifth anniversary of the date on which the resolution is passed.

We are only allowed to pay commissions or brokerage in connection with a subscription for share to the extent permitted by the U.K. Companies Act. Any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares.

Subject to the U.K. Companies Act and the ReNew Global Articles, the ReNew Global Board may, with the authority of an ordinary resolution of shareholders, capitalize undistributed profits and reserves of the Company and apply them to pay up in full shares, debentures or other obligations of the Company to be allotted to shareholders in a bonus issue.

3.
Other Rights (Item 9.A.7 of Form 20-F)

See “Warrants and Rights (Item 12B of Form 20-F)” below.

4.
Rights of the Shares (Item 10.B.3 of Form 20-F)
a.
Dividends

ReNew Global may by ordinary resolution of the shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The ReNew Global Board may from time to time pay shareholders such interim dividends as appear to the Board to be justified by the profits available for distribution.

Subject to any rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up in respect of nominal value on the ordinary shares; but no amount paid on a share in advance of the date on which a call is payable shall be treated as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts so paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is allotted or issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

No dividend or other moneys payable by ReNew Global on or in respect of any share shall bear interest against it unless otherwise provided by the rights attached to the share. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment may, if the Board so resolves, be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the Board may decide the rate of exchange for any currency conversions that may be required in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the Board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including without limitation paid up shares or debentures of another body corporate.

The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of shares credited as fully paid up. The ReNew Global Articles stipulate certain terms and procedures for any such share dividend (or ‘scrip dividend’).

b.
Voting Rights

Pursuant to the ReNew Global Articles, holders of Class A Ordinary Shares will vote together as a single class with the holders of the other voting shares in the capital of the Company on all matters submitted to the shareholders of ReNew Global for their vote or approval, other than with respect to matters that require a class vote. Class A Ordinary Shares will be issued with voting rights attached to them and each Class A Ordinary Share will have one vote on a poll.

c.
Rights to share in the Company’s profits

Each holder of Class A Ordinary Shares shall be entitled to receive distributions, whether in the form of dividends, return of capital on a winding up or any other means (the “Distributions”) in proportion to the number of Class A Ordinary Shares held by them and pro rata with the Class A Ordinary Shares, the Class B Ordinary Share, the Class C Ordinary Shares and the Class D Ordinary Share of ReNew (collectively, the “ReNew Global Shares”) which are entitled to Distributions (so that all such ReNew Global Shares which are entitled to receive such Distributions receive the same amount per ReNew Global Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share of ReNew).

Each holder of Class C Ordinary Shares shall be entitled to receive Distributions in proportion to the number of Class C Ordinary Shares held by them and pro rata with all other ReNew Global Shares in the capital of ReNew Global which are entitled to Distributions (so that all such ReNew Global Shares which are entitled to receive such Distributions receive the same amount per ReNew Global Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share).

The holder of the Class B Ordinary Share shall be entitled to participate in Distributions of the Company only during the period from August 23, 2021 until August 23, 2024 on the basis that such holder is deemed to hold for the purposes of only, at the time of any Distribution, such number of Class A Ordinary Shares as is equal to the number of ReNew India Ordinary Shares held by such holder and its affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after August 23, 2021) and shall receive the relevant amount of such Distribution. If the holder of the Class B Ordinary Share or any of its affiliates participate in any Distribution made by ReNew India in its or their capacity as a holder of ReNew India Ordinary Shares, or “ReNew India Distributions,” the amount of future Distributions made by ReNew Global to the holder of the Class B Ordinary Share shall be reduced, in aggregate, by such amount as equals the amount of any ReNew India Distributions made to such holder.

The holder of the Class D Ordinary Share shall be entitled to participate in dividends of the Company only during the period from August 23, 2021 until August 23, 2024 on the basis that such holder is deemed to hold for the purposes of only, at the time of any Distribution, such number of Class A Ordinary Shares as is equal to the number of ReNew India Ordinary Shares held by such holder and its affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after August 20, 2023) and shall receive the relevant amount of such Distribution. If the holder of the Class D Ordinary Share or any of its affiliates participate in any ReNew India Distributions, the amount of future Distributions made by ReNew Global to the holder of the Class D Ordinary Share shall be reduced, in aggregate, by such amount as equals the amount of any ReNew India Distributions made to such holder. For the avoidance of doubt, over such three (3) year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class D Ordinary Share than the amount of the Distributions that would have been made to such holder by the Company had such holder held, at the time of each Distribution, the number of Class A Ordinary Shares as is equal to the number of ReNew India Ordinary Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after August 23, 2021), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the three (3) year period).

d.
Liquidation Rights

If ReNew Global is in liquidation, the liquidator may, if authorized by a special resolution of shareholders and any other authority required at law, divide among shareholders (excluding holders of treasury shares) in specie the whole or any part of its assets (and the liquidator may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders), or vest the whole or any part of such assets in trustees for the benefit of the shareholders and determine the scope and terms of those trusts, but no shareholder shall be compelled to accept any asset on which there is a liability.

5.
Requirements for Amendments (Item 10.B.4 of Form 20-F)

All or any of the rights and privileges attached to any class of shares issued may be varied or abrogated only with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the other provisions of the U.K. Companies Act and the terms of such shares’ issue. The U.K. Companies Act also provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should 15% or more of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court. In addition to other variations, the ReNew Global Articles deem the rights attached to a class of shares to be varied by certain reductions of the capital paid up on that class of shares and by the allotment of any share with prior dividend rights or more favorable voting rights.

6.
Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

The U.K. Companies Act gives ReNew Global’s minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of its shares. A holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, the offeror has acquired or unconditionally agreed to acquire (i) not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. Minority shareholders will have not less than three months to exercise this right. If a shareholder exercises a right to be bought out, the offeror is required to acquire such shareholder’s shares on the terms of the general takeover offer or on such other terms as may be agreed.

7.
Disclosure of interest in shares (Item 10.B.8 of Form 20-F)

Pursuant to Part 22 of the U.K. Companies Act, ReNew Global is empowered to give notice in writing to any person whom it knows or have reasonable cause to believe to be interested in its shares, or to have been so interested at any time during the three years immediately preceding the date on which the notice is issued, requiring such person, within a reasonable time, to disclose to ReNew Global particulars of that person’s interest and (so far as is within its knowledge) particulars of any other interest that subsists or subsisted in those three years in those shares.

Pursuant to the ReNew Global Articles, if a person defaults in supplying ReNew Global with the required particulars in relation to the shares in question, or “default shares”, within the prescribed period, the directors may by notice direct that:

•
in respect of the default shares, the relevant shareholder shall not be entitled to attend or vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of that class of shares or on a poll;
•
in respect of the default shares, no payment shall be made by way of dividend and no share shall be allotted pursuant to any scrip dividend; and
•
no transfer of any default share shall be registered unless (subject to certain exceptions) the shareholder is not itself in default in regard to supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the shareholder in such form as the Board may in its absolute discretion require to the effect that after due and careful inquiry the shareholder is satisfied that no person in default as regards supplying such information is interested in any of the shares which are the subject of the transfer.

8.
Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)
a.
Distributions and dividends

Under the U.K. Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to ReNew Global and to each of its subsidiaries that has been incorporated under English law.

In addition, we, as a public limited company, can only make a distribution:

•
if, at the time that the distribution is made, the amount of the Company’s net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and distributable reserves; and
•
if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.
b.
Compromises and arrangements

Under the U.K. Companies Act, if ReNew Global proposes a compromise or arrangement (a ‘scheme of arrangement’) between ReNew Global and its creditors or its shareholders or a class of either of them (as applicable), the High Court of Justice in England and Wales may order a meeting of the creditors or class of creditors or of its shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon ReNew Global and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the Company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

In addition, the U.K. Companies Act provides for restructuring plans, which may be used by a company only for the purpose of reducing or mitigating the effects of financial difficulties it is encountering that may affect its ability to carry on business as a going concern. These plans are similar to schemes of arrangement, but: the only shareholder or creditor approval required is that of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the members present and voting of one class of shareholders or creditors that would have a genuine economic interest in the company if the plan were not approved; and if that approval is obtained, members of any other class of shareholders or creditors will be bound by the restructuring plan if they will not as a result be worse off than if the plan were not approved and the court grants its approval.

c.
City code on takeovers and mergers

The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, to an offer for a public limited company the registered office of which is in the United Kingdom and which is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”) to have its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether ReNew Global has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking, in the first instance, at whether a majority of the directors on ReNew Global’s Board are resident in the United Kingdom, the Channel Islands and the Isle of Man. If a majority of the directors are so resident, then the “residency test” will normally be satisfied.

If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied, ReNew Global would be subject to several rules and restrictions, including but not limited to the following: (i) its ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) ReNew Global would not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) ReNew Global would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:

•
acquires an interest in shares of a Code Company that, when taken together with shares in which that person or persons acting in concert with that person are interested, carry 30% or more of the voting rights of the Code Company; or
•
who, together with persons acting in concert with that person, is interested in shares that in the aggregate carry not less than 30% of the voting rights in the Code Company and does not hold shares carrying more than 50% of those voting rights, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or an offer with a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

As at the date of the Annual Report on Form 20-F of which this Exhibit 3.2 is a part, ReNew Global has a majority of its Board residing outside of the United Kingdom, the Channel Islands and the Isle of Man. Therefore, for the purposes of the Takeover Code, ReNew Global believes that the residency test is not met. Therefore, the Takeover Code should not apply to us. It is possible that in the future changes in the Board’s composition, changes in the Takeover Panel’s interpretation of the Takeover Code, or other events may cause the Takeover Code to apply to us.

9.
Changes in Capital (Item 10.B.10 of Form 20-F)

Except as set out in other sections of this exhibit, our articles of association do not have conditions governing changes to our capital which are more stringent than those required by law.

10.
Warrants and Rights (Item 12.B of Form 20-F)

On August 31, 2021, the Company issued 18,526,773 Warrants to purchase 20,226,773 Class A Ordinary Shares at a price of $11.50 per 1.0917589 Class A Ordinary Shares. The Warrants are governed by the Amended and Restated Warrant Agreement dated August 23, 2021, among ReNew Global, Computershare Inc. and Computershare Trust Company N.A. (the “Amended and Restated Warrant Agreement”).

The Warrants may be exercised only during the period (the “Exercise Period”) (A) commencing on December 14, 2021, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on August 23, 2026, and (y) subject to limited exceptions described in the Amended and Restated Warrant Agreement, 5:00 p.m., New York City time on the date ReNew Global shall fix for the redemption in the event that ReNew Global elects to redeem the Warrants (the “Expiration Date”).

The Amended and Restated Warrant Agreement requires ReNew Global to use commercially reasonable efforts to maintain the effectiveness of a registration statement registering the Class A Ordinary Shares issuable upon the exercise of the Warrants until the expiration of the Warrants. ReNew Global shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants. Notwithstanding the foregoing, if a registration statement covering the Class A Ordinary Shares issuable upon exercise of such warrants is not effective, holders of Warrants may, until such time as there is an effective registration statement and during any period when ReNew Global has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants held by the holder, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such warrants by (y) the fair market value and (B) 0.394, and, in either case, by paying (or giving an undertaking to pay) the nominal value (being $0.0001 per ReNew Global Ordinary Share). The “fair market value” for this purpose will mean the volume weighted average price of Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date notice of exercise is received.

ReNew Global will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to ReNew Global satisfying its obligations described below with respect to registration. No Warrant will be exercisable and ReNew Global will not be obligated to issue Class A Ordinary Shares as a result of the exercise of a Warrant unless the Class A Ordinary Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrants.

Notwithstanding the above, if Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a U.S. national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, ReNew Global may, at its option, require holders of Warrants who exercise such warrants to do so on a “cashless basis” and, in the event ReNew Global so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The exercise price of the Warrants and number of Class A Ordinary Shares issuable on exercise of the Warrants will be adjusted in certain circumstances and subject to certain exceptions described in the Amended and Restated Warrant Agreement, including in the event of a share dividend, extraordinary dividend or ReNew Global’s recapitalization, reorganization, merger or consolidation.

ReNew Global in its sole discretion may lower the exercise price of the Warrants at any time prior to the Expiration Date for a period of not less than fifteen (15) business days; provided that ReNew Global shall provide at least five (5) days’ prior written notice of such reduction to the holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, ReNew Global will, upon exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the holder.

Once the Warrants become exercisable, ReNew Global may call such warrants for redemption if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before ReNew Global sends the notice of redemption to the holders of Warrants. In addition, ReNew Global may only call such Warrants for redemption:

•
in whole and not in part;
•
at a price of $0.01 per Warrant; and
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder.

If and when the Warrants become redeemable, ReNew Global may not exercise its redemption right if the issuance of Class A Ordinary Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or ReNew Global is unable to effect such registration or qualification.

If ReNew Global calls the Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its Warrant prior to such redemption to do so on a “cashless basis.” If ReNew Global takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case.

A holder of a Warrant may notify ReNew Global in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

The Amended and Restated Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to ReNew Global, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares or any voting rights until they exercise their Warrants and receive Class A Ordinary Shares.